Exhibit 5


April 26, 2002




Board of Directors
Woodhead Industries, Inc.
Three Parkway North, Suite 550
Deerfield, Illinois 60015

Dear Directors:

In connection with the registration under the Securities Act of 1933, as amended, of 1,500,000 shares ("Shares") of Common Stock, par value $1.00 per share, of Woodhead Industries, Inc., a Delaware corporation (the "Company"), I have examined the Company's Certificate of Incorporation and By-laws, the resolutions of the Board of Directors and stockholders which authorized and approved the 2001 Stock Awards Plan (the "Plan"), participated in the preparation and filing of the Registration Statement on Form S-8 ( the "Registration Statement") and related Prospectus with respect to the Shares, and have made such further examination and inquiry as I deemed necessary or appropriate as a basis for the opinion set forth below.

Based upon the foregoing, I am of the opinion that when (i) the Registration Statement becomes effective and (ii) the Shares are sold and issued in accordance with the Plan, such Shares will be legally issued, fully paid and nonassessable shares of common stock of the Company.

I hereby consent to the filing of the copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Robert J. Tortorello

Robert J. Tortorello

RJT:cn


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